Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CPI International, Inc.:

We consent to the use of our reports dated December 15, 2008, with respect to the consolidated balance sheets of CPI International, Inc. and subsidiaries as of October 3, 2008 and September 28, 2007 and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended October 3, 2008, and the effectiveness of internal control over financial reporting as of October 3, 2008, incorporated herein by reference.

/s/ KPMG LLP
KPMG LLP
Mountain View, CA
November 23, 2009